EXHIBIT 99.3

                                ECI TELECOM LTD.
                  EMPLOYEE RESTRICTED SHARE INCENTIVE PLAN 2005

                               A. NAME AND PURPOSE

1. Name: This plan, as amended from time to time, shall be known as the "ECI Telecom Ltd. Employee Restricted Share Incentive Plan 2005" (the "Plan").

2. Purpose: The purpose and intent of the Plan is to provide incentives to employees, directors, consultants or contractors of ECI Telecom Ltd. and any subsidiary thereof (the "Company"), by providing them with opportunities to purchase or be issued Ordinary Shares (nominal value NIS
      0.12 per share) in the Company ("Shares"), subject to certain vesting schedules and/or the achievement of certain performance goals (the "Restricted Shares"), pursuant to (i) this Plan, as approved by the Board of Directors of the Company (the "Board"), which is designed to benefit from, and is made pursuant to, the provisions of Section 102 of the Israeli Income Tax Ordinance [New Version], 1961 (the "Ordinance") and any regulations, rules, orders or procedures promulgated thereunder (a "Qualified Plan"), and/or (ii) any other share incentive plan which is approved by the Board (a "Non-Qualified Plan"), provided that any Qualified Plan or Non-Qualified Plan (individually - a "Sub-Plan" and collectively - "Sub-Plans") shall not contain any provisions which are inconsistent with the general terms and conditions contained herein below (the term "Plan" shall, unless the context requires otherwise, include any and all Sub-Plans then in existence).

                   B. GENERAL TERMS AND CONDITIONS OF THE PLAN

3.    Administration:

3.1 The Plan will be administered by the Board or by a Remuneration Committee (the "Committee"), if permitted by applicable law, which will consist of such number of Directors of the Company (not less than two in number), as may be fixed from time to time by the Board. The Board shall appoint the members of the Committee, may from time to time remove members from, or add members to, the Committee and shall fill vacancies in the Committee however caused. If a Committee is not appointed, or to the extent that the Board acts in accordance with the Plan, the term "Committee," whenever used herein, shall mean the Board.

3.2 The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine. Actions taken by a majority of the members of the Committee present and voting at a meeting of the Committee at which a majority of its members are present, or acts reduced to, or approved in writing by all members of the Committee, shall be the valid acts of the Committee. The Committee may appoint a Secretary, shall keep records of its meetings and shall make such rules and regulations for the conduct of its business, as it shall deem advisable.

3.3 Subject to applicable law and to the general terms and conditions of this Plan and subject to any special provisions of any Sub-Plan, the Committee shall have full authority in its discretion, from time to time and at any time, to determine (i) the persons to whom Restricted Shares shall be issued ("Participants"); (ii) the number of Restricted Shares to be issued to each Participant; (iii) the time or times at which the same shall be issued; (iv) the schedule and conditions, including performance goals, if applicable, on which such Restricted Shares shall vest and become freely


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      transferable; (v) subject to applicable law, the price per share, if any, at which Restricted Shares may be issued (the "Issue Price"); (vi) subject to applicable law, whether the Restricted Shares will be issued pursuant to Section 102 of the Ordinance ("102 Restricted Shares") and deposited with a trustee under Section 102(b) of the Ordinance under the "Ordinary Income Route" of Section 102(b)(1) of the Ordinance (the "Ordinary Income Route") or the "Capital Gains Route" of Section 102(b)(2) of the Ordinance (the "Capital Gains Route"), as shall be elected by the Company in accordance with the provisions of Section 102 of the Ordinance (each of the Ordinary Income Route and the Capital Gains Route - a "Taxation Route"); and/or (vii) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan.

3.4 The Committee may from time to time adopt such rules and regulations for carrying out the Plan, as it may deem best. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Restricted Share issued thereunder.

3.5 The interpretation and construction by the Committee of any provision of the Plan or of any Restricted Share thereunder shall be final and conclusive unless otherwise determined by the Board.

4.    Eligible Participants:

4.1 Restricted Shares may be issued (i) under a Qualified Plan to any director or employee of the Company; provided however, that such director or employee is not a Controlling Shareholder of the Company, as such term is defined in Section 32(9) of the Ordinance, and (ii) under a Non-Qualified Plan to any director, employee (whether or not a Controlling Shareholder), consultant or contractor of the Company.

4.2 The issuance of a Restricted Share to a Participant hereunder, shall neither entitle such Participant to participate, nor disqualify him from participating, in any other issuance of Restricted Shares pursuant to this Plan, or other share based awards pursuant to any share incentive plan of the Company or any of its subsidiaries.

5.    Issuance of Restricted Shares; Trust:

5.1 The effective date of the issuance of a Restricted Share (the "Date of Issuance") shall be the date the Committee resolved to award the Restricted Share, unless specified otherwise by the Committee. The issuance of any such Restricted Share shall be evidenced by a notice of issuance that compiles the terms specified herein (the "Issuance Notice").

5.2   (a)   Anything herein to the contrary notwithstanding, Restricted Shares issued under the Plan may be (i) held in escrow by the Company (or on its behalf) until the Participant's interest in such Restricted
            Shares shall vest and become freely transferable; and (ii) with respect to 102 Restricted Shares, deposited with a trustee approved by the Israeli tax authorities (the "Trustee"), and the Trustee shall hold each such Restricted Share in trust (the "Trust") for the benefit of the Participant in respect of whom such Restricted Share was issued (the "Beneficial Participant"). In accordance with
            Section 102 of the Ordinance and the rules and regulations promulgated thereunder, 102 Restricted Shares shall be deposited with the Trustee and held by him in Trust for a period (the "Trust
            Period") of at least (i) one year from the end of the tax year in which the 102 Restricted Shares are issued, if the Company elects the Ordinary Income Route; or (ii) two years from the end of the tax year in which the 102 Restricted Shares are issued, if the Company elects the Capital Gains Route; or (iii) such other period as shall be approved by the Israeli tax authorities.


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      (b)   With respect to 102 Restricted Shares deposited with the Trustee, the following shall apply:

            (i) A Participant issued 102 Restricted Shares shall not be entitled to sell such Shares or to transfer such Shares from the Trust prior to the lapse of the Trust Period;

            (ii) Any and all rights issued in respect of the 102 Restricted Shares, including bonus shares ("Rights"(, shall be deposited with the Trustee and held thereby until the lapse of the Trust Period, and such Rights shall be subject to the Taxation Route which is applicable to such 102 Restricted Shares. Cash dividends paid or distributed in respect of 102 Restricted Shares shall be treated in accordance with the provisions of
                  Section 5.4 below.

            (iii) Notwithstanding the aforesaid, 102 Restricted Shares or Rights may be sold or transferred, and the Trustee may release such Shares or Rights from Trust, prior to the lapse of the Trust Period, provided, however, that tax is paid or withheld in accordance with Section 102 of the Ordinance and applicable rules and regulations.

            (iv) All certificates representing Restricted Shares issued to the Trustee under the Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Restricted Shares are released from the Trust as herein provided. If under the terms of any Sub-Plan, Restricted Shares are to be held in Trust, the Trustee shall hold the same pursuant to the Company's instructions from time to time.

5.3 After the Restricted Shares have vested and become freely transferable, the following provisions shall apply in respect of any Restricted Shares held in trust, as follows:

      (a) Upon the written request of any Beneficial Participant, the Trustee shall release from the Trust the Restricted Shares issued to such Beneficial Participant, by executing and delivering to the Company such instrument(s) as the Company may require, giving due notice of such release to such Beneficial Participant, provided, however, that the Trustee shall not release any such Restricted Shares to such Beneficial Participant unless the latter, prior to, or concurrently with, such release, provides the Trustee with evidence, satisfactory in form and substance to the Trustee, that all taxes, if any, required to be paid upon such release have, in fact, been paid.

      (b) Alternatively, provided the Restricted Shares have been registered on a stock exchange or admitted for trading on an electronic securities trading system (such as the Nasdaq Stock Market, or the New York Stock Exchange) or an exemption from such registration is available, upon the written instructions of the Beneficial Participant to sell any Restricted Shares issued on behalf of such Beneficial Participant, the Trustee shall use his reasonable efforts to effect such sale and shall transfer such Shares to the purchaser thereof. The Trustee (or the Company, as applicable) shall withhold from such proceeds any and all taxes required to be paid in respect of such sale, shall remit the amount so withheld to the appropriate tax authorities and shall pay the balance thereof directly to the Beneficial Participant, reporting to such Beneficial Participant and to the Company, the amount so withheld and paid to said tax authorities.


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5.4   Shareholder Rights. The Participant shall have shareholder rights with respect to any Restricted Shares issued to the Participant under this Plan, whether or not the Participant's interest in those shares is vested, as provided below. For so long as Restricted Shares deposited with the Trustee on behalf of a Beneficial Participant are held in trust, (i) any dividends paid or distributed in respect thereof shall be remitted to the Trustee for the benefit of such Beneficial Participant, provided, however, that after the Restricted Shares have vested, the Trustee may release such cash dividends to the Beneficial Participant, and subsequent cash dividends may be paid directly to the Beneficial Participant; and (ii) the voting rights at the Company's general meetings attached to such Restricted Shares will remain with the Trustee, who shall not be obligated to exercise such voting rights at general meetings, and may, in his sole discretion, empower another person, including the respective Beneficial Participant, to vote in name and in place of the Trustee according to such Beneficial Participant's instructions, if provided. In the event Restricted Shares are held in escrow by the Company (or on its behalf) until the Participant's interest in such Restricted Shares shall vest and become freely transferable, similar provisions shall apply to the voting rights and dividend rights attached to such Restricted Shares, mutatis mutandis, as shall be determined by the Committee in its discretion.

6. Reserved Shares: The Company has reserved 32,760,700 authorized but unissued Shares for purposes of the Plan and the Company's previous Share Incentive Plans, subject to adjustment as provided in Section 11 hereof. Notwithstanding the aforesaid, the Committee shall have full authority in its discretion to determine that the Company may award, for the purposes of this Plan, previously issued Shares, which are held by the Company, from time to time, as Dormant Shares (as such term is defined in the Israeli Companies Law). Any Shares under the Plan, in respect of which the right hereunder of a Participant to the same shall for any reason terminate, expire or otherwise cease to exist, shall again be available for issuance through Restricted Shares under the Plan.

7.    Plan Approval; Terms of Restricted Shares:

7.1 The Committee in its discretion may award to Participants Restricted Shares under the Plan. Restricted Shares may be issued at any time after this Plan has been approved by the Shareholders of the Company and the pool of Shares reserved for issuance pursuant to the Plan effectively created.

7.2 The Issuance Notice with respect to any Restricted Shares shall state, inter alia, the number of Restricted Shares issued thereby, the dates and conditions (including performance goals, if applicable) under which the Restricted Shares may vest and become freely transferable, the Issue Price of each Restricted Share and the schedule on which such Restricted Shares may be paid for, whether the Restricted Share is a 102 Restricted Share and the Taxation Route the Company has elected for such 102 Restricted Share, and such other terms and conditions as the Committee at its discretion may prescribe, provided that they are consistent with (i) this Plan and (ii) the specific provisions of the Sub-Plan under which the Restricted Share is awarded, if applicable.

7.3 Restricted Shares issued under this Plan may, in the discretion of the Committee, be fully vested and freely transferable upon issuance or may vest in one or more installments. Without derogating from the rights and powers of the Committee under Section 7.2 above, unless determined otherwise by the Committee, the schedule pursuant to which Restricted Shares issued under the Plan shall vest and become freely transferable (the "Vesting Period") shall be: 12.5% of such Restricted Shares shall vest following the lapse of six (6) months from the Date of Issuance and a further 6.25% of such Restricted Shares shall vest on the last day of each quarter, during fourteen (14) consecutive calendar quarters thereafter, beginning with the calendar quarter in which the initial 12.5% was vested. "Vesting Period" of a Restricted Share shall mean, for the purpose of the Plan and its related instruments, the period between the Date of Issuance and the date on which the Restricted Shares shall be fully vested and freely transferable, subject to applicable law.


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7.4   The Committee shall also have the discretionary authority, to structure one or more Restricted Shares such that they shall vest and become freely transferable upon the achievement of certain pre-established corporate or personal performance goals based on such criteria as the Committee may in its sole discretion define in accordance with applicable accounting principles and standards. Performance goals may include a minimum threshold level of performance below which no Restricted Share will be vested, levels of performance at which specified portions of the Restricted Shares will be vested and a maximum level of performance at which Restricted Shares will be fully vested. Performance goals may be set in addition to any Vesting Period determined under Section 7.3 above or as the sole vesting mechanism of any Restricted Shares.

7.6 Anything herein to the contrary notwithstanding, the Committee shall have full authority to determine any provisions regarding the acceleration of the Vesting Period of any Restricted Share or the cancellation of all or any portion of any outstanding restrictions with respect to any Restricted Share, including any performance goals, upon certain events or occurrences, and to include such provisions in the Issuance Notice on such terms and conditions as the Committee shall deem appropriate.

8.    Issue Price:

      The Issue Price for each Restricted Share shall be determined solely by the Committee, subject to applicable law. Restricted Shares may be issued under the Plan for any of the following items of consideration which the Committee may deem appropriate in each individual instance:

      o     cash or check made payable to the Company;

      o     services rendered to the Company; or

      o     any other valid consideration under applicable law.

      Each payment for Restricted Shares shall be in respect of a whole number of Shares.

9.    Change in Control:

9.1   (a)   In the event of any Change in Control (as hereinafter defined), each outstanding Restricted Share not yet vested shall, unless otherwise determined by the Board, automatically vest in full and become freely transferable (whether applicable performance goals were achieved or not).

      (b) Change in Control shall mean a change in ownership or control of the Company effected through any of the following transactions:


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            (i)   the acquisition, directly or indirectly by any person or
                  related group of persons (other than Clal Electronics Industries Ltd., Koor Industries Ltd. and/or their affiliates) of beneficial ownership of securities possessing more than thirty-five percent (35%) of the total combined voting power of ECI Telecom's outstanding securities;

            (ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the members of the Board ceases, by reason of one or more contested elections to the Board, to be comprised of individuals who either (x) have been members of the Board of Directors continuously since the beginning of such period or
                  (y) have been elected or nominated for election as members of the Board during such period by at least a majority of the shareholders of ECI Telecom prior to such change;

            (iii) a merger or consolidation or a similar business combination, in which securities possessing fifty percent (50%) or more of the total combined voting power of ECI Telecom's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or

            (iv) the sale, transfer or other disposition of all or substantially all of ECI Telecom's assets.

10.   Expiration of Restricted Shares:

10.1  Cessation of Employment/Service:

      (a) Should a Participant cease to remain in the employ or service of the Company, for any reason, while holding unvested Restricted Share(s), then those Restricted Shares (and any Rights issued in respect to such Restricted Shares) shall either (i) be immediately surrendered to the Company for cancellation, or (ii) be immediately sold by the Participant to the Company (for consideration equal to the Issue Price of such Shares), or (iii) shall be treated in any other manner that will assure that the Participants rights in such Shares shall cease to exist; and the Participant shall have no further shareholder rights with respect to those Restricted Shares (collectively - "Expiration"). To the extent the expired Restricted Shares were previously issued to the Participant for consideration paid in cash, cash equivalent or otherwise, the Company shall repay to the Participant the same form of consideration as the Participant paid for the expired Restricted Shares. In addition, any dividends paid or distributed in respect of such expired Restricted Shares (whether remitted to the Trustee or not) shall be returned to the Company.

      (b) For the purposes of this Plan, cessation of employment or service of a Participant shall deem to occur upon: (i) with respect to employees - the date on which the employee-employer relationship between the Participant and the Company ceases to exist, for any reason; (ii) with respect to directors - the date on which the Participant ceases to serve as a director of the Company, for any reason; and (iii) with respect to consultants or contractors - the earlier of: (a) the date on which the services agreement between such consultant or contractor, as applicable, and the Company, terminates, or (b) the date on which either of the parties to such agreement sends the other notice of its intention to terminate said agreement.


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      (c)   Notwithstanding the aforesaid, the transfer of a Participant from the employ of the company to the employ of a subsidiary of the Company, or from the employ of a subsidiary of the Company to the employ of the Company or another subsidiary of the Company, shall not be deemed a termination of employment for purposes hereof. The Committee shall conclusively determine whether an authorized leave of absence on military, governmental or public service or otherwise, or cessation of employment under certain conditions, shall constitute cessation of employment for the purposes hereof.

      (d) Anything herein to the contrary notwithstanding, if a Participant should die while in the employ or service of the Company, then (i) such Participant's Restricted Shares that are vested and freely transferable at the time of his death, and (ii) such Participant's Restricted Shares that will vest and become freely transferable during a period of 12 months following the time of his death (to the same extent, but only to the extent, that they could have vested and become freely transferable had the deceased Participant survived and had he continued his employment or service with the Company) - shall be transferred to his estate, or shall be held by the Trustee for the benefit of his estate, as applicable, provided that his estate has acquired by will and/or by operation of law the rights of the deceased Participant to any Restricted Shares under the Plan.

      (e) Anything herein to the contrary notwithstanding, if the Participant should cease to remain in the employ or service of the Company, while holding Restricted Shares, due to (i) breach of the Participant's duty of loyalty towards the Company, or (ii) breach of the Participant's duty of care towards the Company, or (iii) the Participant has committed any flagrant criminal offense, or (iv) the Participant has committed a fraudulent act towards the Company, or
            (v) the Participant caused intentionally, by act or omission, any financial damage to the Company, or (vi) if the Company may terminate the Participant's employment without severance pay, according to the Israel Severance Pay Law, 1963, all Restricted Shares theretofore issued to such Participant under the Plan, whether vested or not, shall immediately be subject to Expiration.

10.2 Outstanding unvested Restricted Shares shall automatically be subject to Expiration if the performance goals established for such Restricted Shares are not attained or satisfied.

10.3 The Committee may, in its discretion, waive such Expiration of one or more unvested Restricted Share(s), that would otherwise occur upon the cessation of the Participant's employment or service, or the non-attainment of the performance goals applicable to those Restricted Shares (if any). Any such waiver shall result in the immediate vesting of the Participant's interest in the Restricted Shares, as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant's cessation of employment or service, or the attainment or non-attainment of the applicable performance goals (if any).

11.   Changes in Capitalization:

11.1 Subject to any action by the shareholders of the Company required under applicable law, the number Shares which have been authorized for issuance under the Plan but as to which no Restricted Shares have yet been issued, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares or the payment of a stock dividend (bonus shares) with respect to the Shares or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.


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11.2  Any new, substituted or additional securities or other property that a
      Participant may have the right to receive with respect to the Participant's unvested Restricted Shares by reason of any of the changes in capital detailed above, shall be issued subject to (i) the same vesting requirements, or performance goals, applicable to the Participant's unvested Restricted Shares; and (ii) such trust or escrow arrangements as appropriate.

12.   Assignability and Transferability:

      Unvested Restricted Share shall not be assignable or transferable by the Participant otherwise than by will or the laws of descent and distribution.

13.   Agreement to Purchase for Investment:

13.1 By acceptance of a Restricted Share hereunder, the Participant agrees that any Shares purchased thereunder shall be purchased for investment and not with a view to their distribution as that term is used in the United States Securities Act of 1933, as amended, unless in the opinion of counsel to the Company, such distribution is in compliance with or exempt from the registration and prospectus requirements of that Act; and, if required by the Company, the Participant shall sign a certificate to that effect at the time or times he is issued such Restricted Share. The Company does not obligate itself to register the Shares under the United States Securities Act of 1933, as amended.

13.2 The Company may place a legend on any share certificate delivered to the Participant or the Trustee, as applicable, to the effect that such Shares are acquired pursuant to an investment representation without registration of the Shares and are subject to restrictions under this Section 13.

14.   Term and Amendment of the Plan:

14.1 The Plan was adopted by the Board of Directors of the Company on June 5, 2005 and approved by the Shareholders of the Company on July 14, 2005. The Plan shall expire on June 4, 2015 (except as to unvested Restricted Shares outstanding on that date). Such expiration shall not affect the instructions contained herein or in any applicable law with respect to the Restricted Shares outstanding at such time of expiration.

14.2 Subject to applicable law, the Board may, at any time and from time to time, terminate or amend the Plan in any respect except that, without the approval of the Shareholders of the Company: (i) the total number of Shares which may be issued under the Plan may not be increased (except by adjustment pursuant to Section 11 hereof); (ii) the provisions of Section 4 regarding eligibility may not be modified; and (iii) the expiration date of the Plan may not be extended. In no event may any action of the Company alter or impair the rights of a Participant, without his consent, with regard to any Restricted Share previously issued to him.

15. Continuance of Employment: Neither the Plan nor the issuance of a Restricted Share thereunder shall impose any obligation on the Company to continue any Participant in its employ or service, and nothing in the Plan or in any Restricted Share issued pursuant thereto shall confer upon any Participant any right to continue in the employ or service of the Company, or restrict the right of the Company to terminate such employment or service at any time.


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16.   Governing Law: The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

17. Tax Consequences: Any tax consequences and any obligations regarding any compulsory payments arising from (i) the issuance of, or (ii) the payment for, or (ii) the disposition of, or (iv) the Expiration of, any Restricted Shares, or from any other event or act (of the Company, of the Participant or of the Trustee, as applicable) hereunder, shall be borne solely by the Participant. Furthermore, the Participant shall indemnify the Company and the Trustee (as applicable) and hold them harmless against and from any and all liability for any such tax consequences or compulsory payments, or interest or penalty thereon, including, without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment or transfer made to the Participant.

18. Multiple Agreements: The terms of each Restricted Share may differ from other Restricted Shares issued under the Plan at the same time, or at any other time. The Committee may also issue more than one Restricted Share to a given Participant during the term of the Plan, either in addition to, or in substitution for, one or more Restricted Shares previously issued to that Participant. The issuance of multiple Restricted Shares may be evidenced by a single Issuance Notice or multiple Issuance Notices, as determined by the Committee.

19. Non-Exclusivity of the Plan: The adoption of the Plan by the Board and the Shareholders of the Company shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board and the Shareholders of the Company to adopt other incentive arrangements as they may deem desirable, including, without limitation, the issuance of Restricted Shares otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

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